Exhibit 99.1
FINAL with table — FOR RELEASE AT 4:01 pm ET
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150
Pharmion Corporation Announces Q1 2006 Financial Results
· Q1 2006 sales of $56.6 million
· Adjusted EPS of $0.05
· Significant progress in advancing pipeline
· Increased research and development expenses reflect
growing investment in expanding portfolio
     BOULDER, Colo., April 27, 2006 — Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter ended March 31, 2006. First quarter net sales totaled $56.6 million, an increase of nine percent over the $51.7 million of sales achieved in the year-ago quarter. Sales of Vidaza® (azacitidine for injectable suspension) totaled $32.9 million in the first quarter of 2006, compared to $27.5 million in the year-ago quarter. First quarter named patient and compassionate use sales of thalidomide totaled $19.5 million, compared to $20.3 million in the first quarter of 2005. This modest decline in thalidomide sales for the quarter was due to the strengthening dollar in 2006 versus 2005.
“We are pleased with our results and our progress during the first quarter,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “Our product sales remained strong in the face of a changing competitive environment and we added a very exciting product opportunity to our pipeline through the licensing of MGCD0103, an HDAC inhibitor. We also made significant progress in the advancement of each of our products during the quarter, including the release of new data from a Phase III study for thalidomide that will now form the basis of an MAA submission to the EMEA by early 2007, the EMEA’s acceptance of progression-free survival as the basis for our satraplatin submission, which, pending data expected this fall, we expect to file in early 2007 as well, and the submission of a New Drug Application supplement to the FDA for IV administration of Vidaza.”
Pharmion reported GAAP net loss of ($19.7) million, or ($0.62) per share for the first quarter of 2006. GAAP net loss for the quarter includes stock compensation expense of $0.8 million reflecting the implementation of Statement of Financial Accounting Standards No. 123R and a charge of $20.5 million for acquired in-process research associated with the licensing of MethylGene Inc.’s oncology HDAC inhibitor program. Excluding the impact of these items, the Company’s adjusted net income for the first quarter of 2006 would have been $1.5 million, or $0.05 per share. GAAP net income for the first quarter of 2005 was $4.3 million, or $0.13 per share.
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Pharmion Q1 2006 Financial Results
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As expected, Pharmion significantly increased its investment in research and development expenses during the first quarter of 2006 as it expanded its product portfolio with the addition of satraplatin and MGCD0103 product rights and increased development activities for Vidaza and thalidomide. Research and development expenses totaled $15.1 million for the quarter, an increase of 60 percent over the year-ago quarter.
Selling, general and administrative expenses totaled $22.5 million for the first quarter of 2006, an increase of nine percent over the year-ago quarter. This increase is due to expanded commercial activities in the U.S. to support Vidaza as well as increased pre-approval marketing spending for Vidaza and thalidomide in Europe.
As of March 31, 2006, Pharmion had $185.1 million in cash, cash equivalents and short-term investments, and no outstanding debt, compared to $243.4 million in cash, cash equivalents and short-term investments as of December 31, 2005. This decrease is due to up-front licensing, development and equity investment payments totaling $62.1 million made in early 2006 in connection with the product licensing deals with GPC Biotech and MethylGene Inc.
Recent Events
Pharmion announced several development and regulatory milestones during the quarter:
•	Thalidomide — Pharmion accelerated its planned timeframe for submitting its marketing authorization application (MAA) for thalidomide by at least 12 months, and now expects to file its application with the European Medicines Agency (EMEA) for thalidomide for the treatment of first-line multiple myeloma in early 2007. This submission will be based on data from MM-003, the pivotal Phase III trial jointly-funded by Celgene and Pharmion. An external Independent Data Monitoring Committee (IDMC) recommended the trial be halted in January after meeting the pre-specified interim endpoint for efficacy. Data reported from the trial included time to progression, the primary endpoint of the Phase III trial, of 75.7 weeks versus 27.9 weeks (p=0.000065), and progression-free survival of 55.7 weeks versus 24.3 weeks (p=0.0003) in patients receiving thalidomide plus dexamethasone compared to patients receiving dexamethasone alone.
•	Satraplatin — Pharmion completed the scientific advice process with the EMEA, which confirmed the acceptability of progression-free survival and the available overall survival data as the basis for the satraplatin submission to European regulatory authorities. Pending data from the fully enrolled SPARC trial, Pharmion intends to file a MAA with the EMEA for satraplatin for the treatment of second-line hormone-refractory prostate cancer (HRPC) in the first quarter of 2007.
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Pharmion Q1 2006 Financial Results
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     On April 25, Pharmion announced that the Data Monitoring Board (DMB) recommended that the pivotal Phase III SPARC trial continue to completion as planned and that the trial had passed the pre-defined futility analysis.
•	Vidaza — Pharmion submitted a new drug application (NDA) supplement to add IV administration to instructions in the Vidaza prescribing information. The submission is based on existing clinical data and recently completed Company studies. If approved, IV administration would provide physicians and their patients the flexibility of two convenient options for the delivery of Vidaza. The Company anticipates a response from the FDA within the standard review time of six to ten months.
•	MGCD0103 — Pharmion announced a licensing agreement for U.S., European and other international rights for MethylGene’s HDAC inhibitor oncology program, including its lead product MGCD0103, a product and program which are highly complementary to Pharmion’s existing portfolio. MGCD0103 is currently the subject of several Phase I studies in hematological malignancies and solid tumors, as well as a Phase I/II study in acute myelogenous leukemia and high-risk Myelodysplastic syndromes (MDS) in combination with Vidaza, and is the subject of a robust phase II program initiating this year. Together with Pharmion’s approved demethlyation agent Vidaza, the licensing of MGCD0103 positions Pharmion as a leader in the epigenetic treatment of cancer.
“The recent focus on epigenetics at the American Association for Cancer Research annual meeting and considerable interest at upcoming medical meetings underscores the growing interest of the clinical community in epigenetics,” said Mahaffy. “Pharmion is now at the leading edge in the development of epigenetic therapy with the combination of Vidaza and MGCD0103, and we intend to aggressively build on this unique platform.”
2006 Financial Outlook
Reiterating its financial guidance previously announced in February, Pharmion expects total net sales for 2006 to be in line with 2005 total net sales of $221.2 million. Research and development expenses for 2006 are expected to increase by approximately 90 percent over 2005 expenses of $42.9 million. This growth is driven by increased development expenses resulting from the licensing of satraplatin and MGCD0103 product rights as well as increased development activities for Vidaza and thalidomide as we expand and advance our product portfolio. Selling, general and administrative expenses for 2006 are expected to increase by approximately 15 percent over 2005 expenses of $83.3 million. Finally, charges for acquired in-process research are expected to total between $20 and $25 million for 2006, reflecting upfront payments for the oncology HDAC inhibitor program licensing as well as expected milestone payments for 2006.
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Pharmion Q1 2006 Financial Results
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Pharmion expects its balance of cash, cash equivalents and short-term investments will be approximately $165 million at the end of 2006. This forecast does not reflect any additional product licensing or acquisitions that could occur during the year.
This financial guidance does not take into account the effect of implementing SFAS123R.
Pharmion will hold a conference call to discuss first quarter 2006 results later this afternoon, April 27, at 5:00 p.m. ET. The conference call will be simultaneously webcast on the Company’s Web site, and archived for future review as a webcast and a podcast.
About Pharmion:
Pharmion is a biotechnology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic cancer drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Pharmion Q1 2006 Financial Results
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PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for share and per share amounts)
Unaudited

	Three Months Ended March 31,
	2006	2005
Net sales	$56,594	$51,737
Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization	15,213	13,947
Research and development	15,133	9,464
Acquired in-process research	20,480	0
Selling, general and administrative	22,512	20,680
Product rights amortization	2,439	2,238

Total operating expenses	75,777	46,329

Operating income (loss)	(19,183)	5,408

Interest and other income, net	1,661	1,779

Income (loss) before taxes	(17,522)	7,187

Income tax expense	2,214	2,917

Net income (loss)	$(19,736)	$4,270

Net income (loss) per common share:
Basic	$(0.62)	$0.13

Diluted	$(0.62)	$0.13

Weighted average number of common and common equivalent shares used to calculate net income (loss) per common share:
Basic	31,918,849	31,804,784

Diluted	31,918,849	33,035,855

CONSOLIDATED BALANCE SHEET DATA

		December 31,
	March 31, 2006	2005
Cash and cash equivalents and short-term investments	$185,103	$243,406
Total assets	377,615	432,630
Total liabilities	46,563	86,006
Total stockholders’ equity	331,052	346,624
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